Exhibit 5.6

DR. BÉNYI E. LÁSZLÓ

LAW FIRM

Foster Wheeler Ltd.,	Budapest, December 9, 2004
Foster Wheeler LLC,
and Subsidiary Guarantors
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, N.J. 08809-4000

Ladies and Gentlemen,

Re:

Legality of the guarantee (the “Covered Guarantee”) by FW Hungary Licensing Limited Liability Company (the “Covered Guarantor”) of the 10.359% Senior Secured Notes Due 2011, Series A of Foster Wheeler LLC (the “Notes”)

We have acted as special Hungarian counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Foster Wheeler Ltd. (“Parent”), a Bermuda company, Foster Wheeler LLC (the “Company”), a Delaware limited liability company, and the subsidiary guarantors (the “Subsidiary Guarantors” and collectively with Parent, the “Guarantors”) listed in the Indenture (as defined below), for the registration of the resale of, among other securities, Notes, and the related Guarantees, by certain holders thereof.

In so acting, we have reviewed the Indenture dated as of September 24, 2004 among the Company, Wells Fargo Bank, National Association, as trustee, and the Guarantors, relating to the Notes and the Guarantees (the “Indenture”).  We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture and the Notes have been duly authorized by all requisite action by the Trustee and the Company, and that the Indenture has been duly executed and delivered by the Trustee and the Company, and the Indenture and the Notes are valid and binding agreements of the Trustee, enforceable against the Trustee, in accordance with their terms.

This opinion is limited in all respects to the laws of Hungary, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Covered Guarantee has been duly authorized, executed and delivered by the Covered Guarantor and constitutes a valid and binding obligation of the Covered Guarantor, enforceable against the Covered Guarantor in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

Yours sincerely,

/s/ Dr. László E. Bényi

Dr. László E. Bényi

Attorney at law